UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K
                                 CURRENT REPORT
     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

       Date of Report (Date of earliest event reported): January 26, 2006

                        GLOBAL GENERAL TECHNOLOGIES, INC.
             (Exact name of Registrant as specified in its charter)

               Nevada                             000-28417                         76-0599457
               ------                             ---------                         ----------
  (State or other jurisdiction of         (Commission File Number)       (IRS Employer Identification No.)
           incorporation)
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              201South Biscayne Boulevard, 28th Floor Miami Center
                              Miami, Florida 33131
                    (Address of principal executive offices)

                                 1-800-936-3204
              (Registrant's telephone number, including area code)

                                    ---------
          (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

|_| Written communications pursuant to Rule 425 under the Securities Act (17 CFR
230.425)

|_| Soliciting  material  pursuant to Rule 14a-12 under the Exchange Act (17 CFR
240.14a-12)

|_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange
Act (17 CFR 240.14d-2(b))

|_| Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange
Act (17 CFR 240.13e-4(c))



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SECTION 1 - REGISTRANT'S BUSINESS AND OPERATIONS
ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On January 26, 2006, Global General  Technologies,  Inc. ("GLGT") entered into a
Stock Purchase Agreement (the "Agreement") with Airspeak, Inc., a California corporation ("Airspeak"), and Migdat Hodzic, who is the principal shareholder and sole director and officer of Airspeak. Pursuant to the Agreement, GLGT agreed to acquire Airspeak at a closing to be held at a later date by purchasing from Mr. Hodzic all of his 17,500,000 shares of Airspeak's common stock, which according to Airspeak and Mr. Hodzic represent approximately 95% of the issued and share capital of Airspeak.

Consummation of the transaction at the closing will not take place unless and until certain conditions have occurred. If and when the transaction is consummated, GLGT will file a Form 8-K/A to disclose the details of the consummation of the business combination and the business of Airspeak, together with all other material items of disclosure, including without limitation, audited financial statements of Airspeak. The conditions to the closing include the following: the completion by GLGT of its due diligence investigation of Airspeak; and the preparation of audited financial statements of Airspeak required to be filed with the Securities and Exchange Commission on GLGT's Form
8-K/A in connection with the closing. Pursuant to the Agreement, GLGT has sixty days from the date thereof the complete its due diligence investigation of Airspeak.

Within three business days after the date of the Agreement, Global GT shall pay to Mr. Hodzic's attorney, as escrow agent, a deposit equal to $20,000, which shall be held in escrow. The deposit shall be returned to GLGT at the closing.

At the closing, GLGT will purchase from Mr. Hodzic his shares of Airspeak's common stock, which represent 95% of the issued and outstanding shares of Airspeak's common stock. In consideration therefor, GLGT shall deliver to Mr.
Hodzic at the closing the following: (a) $50,000 by certified check or wire transfer, subject to the cancellation of the $20,000 in escrow; (b) $180,000 by delivery of a promissory note, pursuant to which such amount shall be paid in twelve monthly installments of $15,000 each, without interest; and (c) 750,000 shares of GLGT's common stock (the "Consideration Shares").

At closing, Airspeak will provide, among other things, a schedule detailing all its liabilities. As of execution of the Agreement, Airpseak claimed to have approximately $150,000 of past due balances, consisting of $50,000 in notes payable, $25,000 for a judgment for past due reent and lost rental income and $54,000 in threatened litigation for unpaid inventory invoices and other miscellaneous payables.

At the closing, the parties shall enter into an employment agreement, pursuant to which Mr. Hodzic shall be employed by Airspeak. Such employment agreement will provide that Mr. Hodzic will receive an annual salary of $133,000 and commissions as follows: for each $1 million of personally initiated and drect sales of gaming related revenue generated during the 2 years after closing, 100,000 shares of GLGT shares of common stock, prorated commensurately; 5.5% of all personally initiated and direct sales of gaming related revenue generated at any time after said 2 year period; 5.5% of all non-gaming revenue directly generated by Hodzic and 5.5% of all personally initiated outside investment monies made into Airspeak.

The Agreement may be terminated by either party if the closing is not held on or before April 26, 2006. GLGT may also terminate the Agreement if its due diligence investigation indicates that any of the information provided is false or reveals any information that adversely affects the value of Airspeak or Mr.
Hodzic's shares.

Pursuant to the Agreement, Mr. Hodzic shall have the option to sell to GLGT any of the Consideration Shares from which all restrictive legends are properly removed pursuant to applicable laws. The purchase price for such shares will be $1.00 per share, payable within seven to ten business days after the ninety day period after Mr. Hodzic notified GLGT that he desires to exercise his put option. The purchase of the shares shall be paid by the issuance of the Put
Promissory Note.

For all the terms of the Agreement, reference is hereby made to such agreement annexed hereto as Exhibit 10.1. All statements made herein concerning such agreement are qualified by references to said exhibit.

SECTION 9-FINANCIAL STATEMENTS AND EXHIBITS
ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS.

(a) Financial Information. Not applicable

(b) Pro forma financial information. Not applicable

(c) Exhibits. The following exhibit is included with this report:

Exhibit 10.1     Stock Purchase  Agreement,  dated January 26, 2006,  among
                 Global General Technologies, Airspeak, and Migdat Hodzic








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                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                          GLOBAL GENERAL TECHNOLOGIES, INC.
                                    (Registrant)

                           By: /s/ Shmuel Shneibalg _
                           Name: Shmuel Shneibalg
                           Title:   President

Date:  January 30, 2006